UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2008
The Men’s Wearhouse, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

6380 Rogerdale Houston, Texas (Address of principal executive offices)		77072 (Zip Code)
281-776-7000
(Registrant’s telephone number,
including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
The Men’s Wearhouse, Inc. files this Amendment No. 1 on Form 8-K/A to provide the estimated costs associated with the closure described herein under Item 2.05. The full text of the amended Item 2.05 is set forth below.
Item 2.05. Costs Associated with Exit or Disposal Activities.
On March 3, 2008, The Men’s Wearhouse, Inc. (the “Company”) announced that it will close its Montreal, Quebec-based manufacturing facility operated by Golden Brand Clothing (Canada) Ltd, an indirect wholly owned subsidiary of the Company. Despite previous reductions in production over the last three years, the strengthening Canadian dollar and the increasing pace of imports by the Company’s competitors have caused the Company to reach the decision to close the manufacturing facility and to use other alternate production sources. The Company currently anticipates that the closure will occur on or around July 2008.
The Company expects the total pre-tax charge to be incurred in connection with the closure of the Montreal manufacturing facility to be approximately $8.5 million, which consists primarily of (i) approximately $4.6 million to be paid in severance, (ii) approximately $1.2 million from the write-off of fixed assets, (iii) approximately $1.4 million for lease termination payments and (iv) approximately $1.3 million to finalize the clean-up and closing of the facility. The Company also estimates that approximately $7.3 million of the charge will result in future cash expenditures.
A copy of the press release issued by the Company on March 3, 2008 announcing the planned closure of the Canadian facility is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
The following exhibit is included in this Form 8-K/A:
99.1     Press Release of the Company dated March 3, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report, as amended, to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 13, 2008

THE MEN’S WEARHOUSE, INC.
By:	/s/ Diana M. Wilson
Diana M. Wilson
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of The Men’s Wearhouse, Inc. dated March 3, 2008.